Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

•
Registration Statements on Form S-8 (Nos. 333-123540, 333-124441, 333-160512, 333-162674, 333-181422, 333-184344, 333-203175, 333-203176, 333-256179, 333-273751, 333-280078, 333-291553, and 333-294221), and

•	Registration Statements on Form S-3 (Nos. 333-207141, 333-280076, and 333-290763),

of Bed Bath & Beyond, Inc. of our report dated June 27, 2025, relating to the consolidated financial statements of The Container Store Group, Inc. as of March 29, 2025 (Successor) and March 30, 2024 (Predecessor), and the results of its operations and cash flows for the period from January 26, 2025 through March 29, 2025 (Successor), the period from March 31, 2024 through January 25, 2025 (Predecessor) and the year ended March 30, 2024  (Predecessor) appearing in this Current Report on Form 8-K/A of Bed Bath & Beyond, Inc.

/s/ Ernst & Young LLP
Dallas, TX
July 27, 2026